Exhibit 99.1

TRIUS ANNOUNCES POSITIVE RESULTS FROM ESTABLISH 2 STUDY OF

TEDIZOLID IN SEVERE SKIN INFECTIONS

Tedizolid met all primary and secondary efficacy outcomes designated by the FDA and EMA

NDA filing expected second half of this year

San Diego, CA, March 25, 2013 – Trius Therapeutics, Inc. (Nasdaq: TSRX) today announced top-line results from its ESTABLISH 2 Phase 3 clinical trial of tedizolid phosphate (TR-701) for the treatment of acute bacterial skin and skin structure infections (ABSSSI), including methicillin resistant Staphylococcus aureus (MRSA). As in the ESTABLISH 1 study, which tested the oral dosage form of tedizolid, the ESTABLISH 2 intravenous (IV) to oral transition study captured the endpoints for ABSSSI established by both the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA).

Trius conducted the trial at 95 sites in North and South America, Europe, Australia, New Zealand and South Africa. The randomized, double-blind, placebo-controlled study enrolled 666 patients with ABSSSI. Patients received either 200 mg of tedizolid once a day for six days of treatment plus four days of placebo or 600 mg of linezolid (Zyvox®) twice a day for 10 days of treatment. Patients initially received the IV dosage form of either tedizolid or linezolid with the option to switch to the respective oral dosage forms at the discretion of the clinical investigator on or after the second day of treatment.

Tedizolid met its primary endpoint of non-inferiority (10% NI margin) to linezolid as measured by a 20 percent or greater reduction in lesion area at 48 to 72 hours after the first infusion of study drug. Tedizolid also met all secondary efficacy endpoints measured at both the end of therapy and post treatment evaluations.

Clinical Response

ITT Analysis Set		Tedizolid 6 days treatment, % (n = 332)	Linezolid 10 days treatment, % (n = 334)	Treatment Difference (95% CI), %

Primary Endpoint	≥20% decrease from baseline in lesion area at 48-72 hours	85.2	82.6	2.6 (-3.0 to 8.2)

Key Secondary Endpoints	Sustained clinical response at end of therapy	87.0	88.0	-1.0 (-6.1 to 4.1)
	Investigators assessment of clinical response at 7-14 days after end of therapy	88.0	87.7	0.3 (-4.8 to 5.3)

Sensitivity analysis (2010 FDA guidance)	Cessation of spread and absence of fever at 48-72 hours	85.8	81.4	4.4 (-1.2 to 10.1)

As in the ESTABLISH 1 study, both tedizolid and linezolid were generally well tolerated in ESTABLISH 2 with drug-related treatment emergent adverse events (TEAE) reported in 20.5% of tedizolid patients versus 24.8% of linezolid treated patients. Gastrointestinal adverse events were the most commonly reported of all TEAEs (16.0% in tedizolid vs. 20.5% in linezolid).

“The consistently strong results of the two Phase 3 studies support the promise of tedizolid as a safe and effective new antibiotic, especially in an era of increasing multi-drug resistant Staphylococcus aureus,” said Andrew F. Shorr, M.D. MPH, Associate Professor of Medicine, Washington Hospital Center, Washington, D.C. “The potential to treat severe MRSA infections with a novel once-daily agent and a shorter course of therapy offers substantial benefits to patients and, potentially, payers and the healthcare system.”

“These results confirm Trius’ ability to successfully execute a comprehensive clinical program intended to support global approval,” said Jeffrey Stein, Ph.D., President and Chief Executive Officer of Trius. “We are committed to responding to the needs of patients and physicians worldwide for new and effective antibiotics. Looking ahead, we intend to file our NDA for tedizolid as well as initiate a Phase 3 study of tedizolid in patients with severe pneumonia during the second half of this year.”

Data from the ESTABLISH 1 study, which tested the oral dosing of tedizolid, were published in The Journal of the American Medical Association (JAMA) in February 2013. “The collective results of ESTABLISH 1, ESTABLISH 2 and additional clinical studies support the differentiated profile of tedizolid and pave the way for new drug application (NDA) and marketing authorization application (MAA) submissions in the U.S. and European Union, respectively,” added Dr. Philippe Prokocimer, Chief Medical Officer of Trius.

Scheduled Conference Call

The Company will host a conference call to discuss the results today, March 25, 2013, at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time). The conference call may be accessed by calling (877) 303-9219 for domestic callers and (760) 666-3559 for international callers. Please specify to the operator that you would like to join the “Trius Therapeutics Conference Call.” The conference call will also be webcast live under the Investors section of the Trius website at http://investor.triusrx.com, where it will be archived for 30 days following the call.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious infections. The Company’s lead investigational drug, tedizolid phosphate, is a novel antibiotic in Phase 3 clinical development for the treatment of serious gram-positive infections, including those caused by methicillin-resistant Staphylococcus aureus (MRSA). Trius has partnered with Bayer HealthCare for the development and commercialization of tedizolid phosphate outside of the U.S., Canada and the European Union. In addition to the Company’s tedizolid phosphate clinical program, Trius has initiated Investigational New Drug (IND) enabling studies for its Gyrase-B development candidate with potent activity against Gram-negative bacterial pathogens including multi-drug resistant strains of E. coli, Klebsiella, Acinetobacter and Pseudomonas. For more information, visit www.triusrx.com.

6310 Nancy Ridge Drive, Suite 101, San Diego, CA 92121	Tel: 858-452-0370
www.triusrx.com	Fax: 858-677-9975

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the promise of tedizolid phosphate as a safe and effective new antibiotic, physicians’ acceptance of tedizolid phosphate, the expected timing of initiation of a Phase 3 study of tedizolid phosphate in patients with severe pneumonia, and matters regarding NDA and MAA regulatory submissions. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain additional financing; the outcome of final analyses of data from recently-completed clinical trials of tedizolid phosphate may vary from Trius’ initial analyses and the FDA may not agree with Trius’ interpretation of such results; additional ongoing or planned clinical trials of tedizolid phosphate may produce negative or inconclusive results; Trius may decide, or the FDA may require Trius, to conduct additional clinical trials or to modify Trius’ ongoing clinical trials; Trius may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Trius’ ability to obtain regulatory approval; the third parties with whom Trius has partnered with for the development of tedizolid phosphate and upon whom Trius relies to conduct its clinical trials and manufacture its product candidates may not perform as expected; tedizolid phosphate may not receive regulatory approval or be successfully commercialized; unexpected adverse side effects or inadequate therapeutic efficacy of tedizolid phosphate could delay or prevent regulatory approval or commercialization; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recent Form 10-K, Forms 10-Q and other documents filed with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Public Relations Contact:	Investor Relations Contact:
Laura Kempke/Andrew Law at MSLGROUP	Stefan Loren at Westwicke Partners, LLC
trius@mslgroup.com	sloren@westwicke.com
781-684-0770	443-213-0507

6310 Nancy Ridge Drive, Suite 101, San Diego, CA 92121	Tel: 858-452-0370
www.triusrx.com	Fax: 858-677-9975